REFINITIV STREETEVENTS

EDITED TRANSCRIPT

ANF.N - Q1 2023 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: MAY 24, 2023 / 12:30PM GMT

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CORPORATE PARTICIPANTS

Fran Horowitz *Abercrombie & Fitch Co. - CEO & Director*

Mohit Gupta

Scott D. Lipesky *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

CONFERENCE CALL PARTICIPANTS

Alexandra Ann Straton *Morgan Stanley, Research Division - Research Associate*

Corey Tarlowe *Jefferies LLC, Research Division - Equity Analyst*

Dana Lauren Telsey *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Janet Joseph Kloppenburg *JJK Research Associates, Inc. - President*

Kelly Crago *Citigroup Inc., Research Division - VP*

Marni Shapiro *The Retail Tracker - Co-Founder*

Matthew Boss

Mauricio Serna Vega *UBS Investment Bank, Research Division - Analyst*

PRESENTATION

Operator

Good day, and thank you for standing by. Welcome to the Abercrombie & Fitch First Quarter and Year-End Fiscal Year 2022 Conference Call.

(Operator Instructions)

Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Mo Gupta, Vice President of Investor Relations. Please go ahead.

Mohit Gupta

Thank you. Good morning, and welcome to our first quarter 2023 earnings call. Joining me today on the call are Fran Horowitz, Chief Executive Officer; and Scott Lipesky, Chief Financial Officer and Chief Operating Officer.

Earlier this morning, we issued our first quarter earnings release, which is available on our website at corporate.abercrombie.com under the Investors section. Also available on our website is an investor presentation.

Keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mentioned today.

These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission. In addition, we will be referring to certain non-GAAP financial measures during the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and investor presentation issued earlier this morning.

Finally, references to Abercrombie brands includes our Abercrombie & Fitch and Abercrombie kids brands and references to Hollister brands include our Hollister, Gilly Hicks and Social Tourist brands. With that, I will turn the call over to Fran.

REFINITIV

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Good morning, and thank you for joining us today to walk through our first quarter results. I'm excited to share that we surpassed expectations on both the top and bottom lines despite a challenging macro environment.

Total company sales grew 3%, led by historic performance in Abercrombie brands, where we were up 14% to last year. As we've discussed, top line growth is one of our top priorities, and I'm proud of how our teams continue to deliver incredible product and brand experiences for our customers.

Additionally, our work over the last year to reduce freight costs paid off this quarter, with 570 basis points of gross profit rate improvement year-over-year, driving a 4.1% operating margin compared to a loss last year.

Looking forward, we are increasing our outlook for this full year based on a combination of our first quarter results and second quarter expectations. We're also showing our product flexibility with inventory down 20% to last year with high confidence that we can support demand through the return of chase capabilities.

And although it's early in the year, 2023 is off to a great start. We remain focused on managing the business prudently to deliver the balance of the year while appropriately investing to position ourselves for long-term profitable growth.

Sharing more on Abercrombie brand's successful first quarter, total brand sales were $436 million, accounting for 52% of total company sales, up 14% on top of 13% growth in the first quarter of last year. This is truly the most powerful brand transformation that I've seen in my career.

By listening to our customers and putting them at the center of everything we do, we are delivering product, voice and experience that are tightly aligned and continue to resonate. Being able to deliver consistent growth quarter after quarter underlines the enormous potential we have within Abercrombie brands. It's even more special to see how we're growing Abercrombie, showing strength of our customer connection.

Sales improvement in the quarter was balanced across genders, channels and geographies. As we've discussed previously, the women's business led our turnaround and continues its strong trend with its 11th consecutive quarter of double-digit increases. More recently, we've seen the men's business turn on, delivering its third consecutive quarter of growth.

Across genders, AUR was up nicely, representing the highest level since 2005 and meaningfully contributing to our overall gross profit rate improvement. AUR is now up significantly from pre-pandemic levels, which is a clear measure of the inherent value and relevance customers see in our assortment.

At this point of journey, Abercrombie has established rhythm, we're finding, winning and retaining customers digitally through a genuine brand voice, supported by a seamless experience in our stores, our app and the web.

On digital engagement, our team has leveraged social media platforms to showcase our lifestyle offerings, where we are able to highlight key must-win products for us in an authentic way. Social has proven to be a great channel for our target millennial customer. Further, we're extending the assortment with new styles and collections like Best Dressed Guest and YPB to outfit them for professional, active or casual environments, keeping them coming back to find something new.

We are energized about the results in Abercrombie, and we are aiming to reach new heights this year. We feel great about how the brand is positioned, and we are chasing inventory to support growth.

Moving on to Hollister Brands. Later in Q2, we'll hit the 1-year mark since we saw teen apparel demand shift significantly downward. While first quarter sales were not where we need them to be, the Hollister assortment evolution is on track, heading towards back-to-school with a fresh, more balanced perspective.

As we talked about the last couple of quarters, these changes are informed by the comprehensive work the team has undertaken to know our teen. We're testing and collecting feedback as we evolve the product piece by piece, and we'll have fully addressed the assortment as we enter the second half of the year.

Hollister's first quarter sales decline of 7% was consistent with internal expectations. We focused on managing the overall health of the business in terms of gross profit rate and inventory, and we surpassed internal expectations on both fronts.

Hollister was able to expand gross profit rate nicely compared to last year on a combination of lower freight and higher AUR as tightly managed inventory allowed us to be more selective with promotions.

In fact, Hollister inventory was down more than the total company level of 20%, which puts the brand in an excellent position to leverage chase and invest in winning categories as we move through the summer and back-to-school seasons.

Our Q1 results in Hollister show our focus on running a healthy business in a challenging teen market as we lay the foundation for growth. I'm excited to see what this team can produce in the second quarter and look forward to sharing Hollister's progress through the year. We'll share our consolidated financial outlook for the business in a few minutes, but I'd like to offer some context on how we are thinking about the remainder of 2023 as well as how we'll deliver on our long-term aspirations.

As you may recall, one of the 3 pillars of our 2025 Always Forward Plan, which we introduced last year at our Investor Day, is focused brand growth. We remain committed to delivering on this ambition despite macroeconomic uncertainty, by leveraging our playbook and a transformed operating model. Our other 2 strategic pillars help support the growth ambition. The digital revolution ensures we stay close to our customer as digital touches every aspect of their lives, including how they shop. The third pillar, financial discipline keeps us on a profitable path as we invest for the long term.

With our playbook and our Always Forward Plan, we believe we have the tools in place, including the ability to chase inventory to show up for our customers whenever, wherever and however they want to engage with us. To be clear, our focus at this phase of our journey is to grow the business as a whole by building and maintaining strong, long-lasting customer relationships.

With Abercrombie brands, we are further along and expect to use the momentum we're seeing to push both customer acquisition and retention. In Hollister, we're applying customer insights and continue to focus on evolving the assortment and brand positioning.

While it is early in 2023, our team's strong first quarter execution against a challenging macro backdrop gives us cautious optimism as we look to the second quarter and beyond. We will navigate this dynamic environment as we have in the past to drive progress towards our long-term vision.

Before we turn to our financial review, I would like to recognize Scott for his incredible efforts helping A&F Co. transform and set our sights on growth. Congratulations, Scott, on becoming our Chief Operating Officer, in addition to your role as CFO.

I'm excited to have Scott take a broader leadership position overseeing key operational areas like supply chain and store operations to help drive connectivity and key investments to support our broader growth ambition. I'll turn it over to him now to provide some more color on the quarter, all things financial discipline.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Thanks, Fran, and good morning. I'll hit on a few highlights before we open it up for questions. Also, with the COVID-related store closures essentially out of the base, we will once again provide comparable sales metrics.

Now on to Q1 results. On the top line, we were pleased to deliver net sales of $836 million, up 3% to last year. This marked the highest first quarter sales level since 2014 and exceeded the expectations shared in our fourth quarter call.

Sales were negatively impacted by 110 basis points or $9 million due to changes in foreign currency. Total company comp sales for the quarter were up 3%. By region, we saw continued strength in the U.S., with total net sales up 9%, including 4% comp growth and a positive contribution from net new stores.

Our international business declined 12% in total, but was flat on a comp basis. The spread between total sales and comps was driven by lower whole sale revenues and year-over-year adverse impacts from changes in foreign currency.

In APAC, we realized the benefit of the China reopening, delivering 22% comp sales growth. Moving on to gross profit. Our rate was 61% compared to 55.3% last year. Looking at the key drivers of the 570 basis point improvement, approximately 230 basis points came from AUR growth with better-than-expected performance across brands as we benefited from select ticket increases initiated in the second half of last year, as well as more controlled promotions.

We also saw a benefit of approximately 760 basis points from lower freight costs as we realized lower freight rates and lapped the impact of increased air usage last year. These benefits were partially offset by 320 basis points of higher cotton and other raw material costs and an adverse impact of around 100 basis points from foreign currency.

We are pleased with the state of the supply chain with freight costs decreasing and shipping times improving compared to the past couple of years. The improved consistency in the supply chain and tight inventory management enabled us to decrease our inventory levels by 20% compared to the first quarter of 2022 when we front-loaded inventory to avoid supply chain disruptions.

We expect to run inventory lower than last year for the second and third quarters and in line with last year by the end of the fourth quarter. I'll now cover the rest of our first quarter results on an adjusted non-GAAP basis. Excluded from our non-GAAP results this quarter are $4 million of pretax asset impairment charges, which adversely impacted results by approximately $0.06.

Last year, we excluded $3 million of pretax asset impairment charges, which adversely impacted results by $0.05. Operating expense, excluding other operating income, was $474 million compared to $460 million last year, with the increase driven by investments in digital and technology and higher incentive-based compensation expense partially offset by lower marketing and digital fulfillment expense.

Operating income was $38 million compared to an operating loss of $6 million last year and included a $9 million adverse impact from foreign currency. Operating income exceeded our internal expectation coming into the quarter, driven by the combination of higher sales and a better-than-expected gross profit rate driven by higher AURs.

Net income per diluted share was $0.39 compared to a net loss per share of $0.27 last year. On the balance sheet, we ended the quarter with cash of $447 million and liquidity of $758 million. As we look to the second quarter and the rest of 2023, we expect to continue to manage a strong liquidity position as we work through this period of macro uncertainty to help ensure we can invest for the long term through any cycle.

As Fran mentioned, we remain cautiously optimistic about consumer demand and updates to our full year outlook are driven by the first quarter performance and our current view of the second quarter. This updated full year outlook replaces all previous full year guidance.

For the full year, we are planning net sales growth in the range of 2% to 4% from the 2022 level of approximately $3.7 billion. This is up slightly to our previous outlook of up 1% to 3% due to the outperformance in the first quarter and our expectations for the second quarter.

Adjusting for these first half changes, our implied second half sales outlook remains consistent with the prior outlook due to the high level of macro uncertainty. As mentioned last quarter, we expect to support growth with net new store openings in 2023. We expect 35 to 40 openings and 20 to 25 closures, along with approximately 15 store remodels and rightsizes.

Openings will be tilted to the U.S. and the Abercrombie & Fitch banner. For operating margin, we expect to be in the range of 5% to 6%, up from our previous outlook of 4% to 5%. We now expect a gross profit rate benefit of approximately 250 basis points from the net impacts of lower freight costs and higher cotton costs and higher-than-expected AUR in the first quarter.

This compares to our previous estimate of 200 basis points. We expect an effective tax rate in the high 30s compared to our previous expectation of mid-40s due to higher expected profitability levels and CapEx remains at approximately $160 million.

For the second quarter of 2023, we are planning net sales growth to be in the range of 4% to 6% compared to the fiscal second quarter 2022 level of $805 million. Embedded in this outlook is the assumption that Abercrombie continues on a growth trajectory, and Hollister makes sequential progress of the first quarter sales trend of down 7%.

For Hollister, our inventory is controlled, and we expect to run a healthier and more profitable business as we lap significant promotional activity last year. Our teams are ready to compete and chase into upside demand across key categories. For operating margin, we expect a range of 2% to 3% compared to approximately breakeven last year, with the year-over-year improvement driven by a higher gross profit rate due to a net benefit from lower freight and higher cotton costs. And an effective tax rate of around 50% with the rate being sensitive to the jurisdictional mix and level of income.

To finish off, we were pleased to return to profitability in the first quarter. We are managing our inventory tightly and believe our brands are in a flexible position to chase potential demand in the months to come. Behind the scenes, we look forward to making another quarter of progress against strategic investment plans and digital technology and stores. And with that, operator, we are ready for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

First question from the line of Dana Telsey with Telsey Advisory Group.

Dana Lauren Telsey - *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Congratulations on the nice progress. And Scott, congratulations on the elevated role. Can you talk a little bit about Hollister, Fran, what you're seeing there and how you think about it for the back half of the year and the cadence there?

And Scott, can you talk about any of the under-the-hood puts and takes on gross margin, particularly in reference to the promotional environment?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Thanks, Dana. Yes. So Hollister met our internal expectations for Q1. We brought it back to being a healthy business, which we're very excited about, to see some AUR growth in there with an important opportunity for us with our customer, the inventories being under control. But I just want to step back a minute and just kind of take on a little bit of a journey. As you know that the teen -- a lot of the teen retailers got a bit pressed last year during Q2, during back-to-school. Our team has been hard at work. They have been very focused on evolving their assortments, getting close to that customer, working on their assortment architecture, and I'm really proud of the progress that they've made.

We're seeing some nice green shoots in the business. The shift, a little bit out of denim into some non-denim bottoms is working. The cargo trend continues. Our dresses business in girls is really terrific. So some exciting things, and I'm looking forward to what they can deliver for back-to-school.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Dana, thank you first off. And on the gross margin, so obviously a lot going on here in Q1, made great progress year-over-year. We got a lot of that freight back that hit us last year. That air usage that we had in Q4 of '21, a lot of that carried over into Q1.

So you add that with good freight rates that we're seeing in ocean and elsewhere, really nice improvement in gross margin. And I'd say the one outlier for us in Q1 was beating our AUR forecast coming into the quarter. As we think about the rest of the year, we're not assuming AUR growth the rest of the year, that would be upside to our plans.

Obviously, it's a dynamic macro environment. But 2 things give us a great chance to raise that AUR. That's -- #1 is our inventory is in control. Fran mentioned down 20%. We feel good about where the inventory is positioned in each brand. Chase is open, we can go get inventory if we need it, and we can get it at a nice cost.

And the other piece are the assortments. Fran just mentioned Hollister. We're testing. We're learning. We feel good. Abercrombie is in a great rhythm and rolling. So those give us good opportunities long term.

Operator

And the next question comes from the line of Matthew Boss, JPMorgan.

Matthew Boss

Congrats on a great quarter. So Fran, at Abercrombie, could you speak to the cadence of the 14% comp? Maybe touch on customer traffic trends and just customer behavior that you've seen more recently in the second quarter? And then, Scott, on inventory, what is your ability to chase this season and even into the back half of the year if top line trends were to continue?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes. Super exciting news to deliver for Abercrombie brands. I mean to pick up to your point, 14% on top of last year's 13% is really a nice indicator about how much the consumer is just loving our brand.

What is driving that is a lot of exciting things. It's no longer just a jeans and T-shirt business. We've been able to expand into dresses, into all sorts of occasions to satisfy this consumer from -- our pant business is very strong. The men's business third quarter of positive comps there as well.

So as you know, we started this turn with women's and now the men's business is following suit. So as far as the customer behavior goes, we're seeing them very excited about the product, and we mentioned that we're pleased with we're off to the start for the second quarter.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

On the inventory side, it is great to have the chase capability back. Our teams are literally chasing every day. The stability in the supply chain is making that easier than it has been in the past few years.

Ocean shipping has been good, we can chase through ocean. And there's also a lot more air capacity out there and the rates have come down pretty dramatically since the peak back there in 2021 and early '22. So we have the ability. Our teams are using that ability. We're running the inventory lean. And as we see wins, we're able to chase them pretty quickly.

Operator

And our next question comes from the line of Corey Tarlowe with Jefferies.

Corey Tarlowe - *Jefferies LLC, Research Division - Equity Analyst*

Congrats on the strong quarter, and Scott, congrats on the new role. So -- Yes. So -- maybe if you could just talk a little bit more about -- Fran, you walked us through the journey for Hollister. Maybe a little bit more on Abercrombie specifically? And the reason I ask is because I think this is the first quarter in quite some time where you've actually seen higher sales volume at Abercrombie in totality than you've seen at Hollister.

So maybe could you put that into context for us, how you think about the sales trajectory for the A&F business. It seems like things are going really well overall. Maybe relative to the size of Hollister on a go-forward basis? Any color there would be particularly helpful.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Sure. So to your point, we've been on a journey with Abercrombie as well. We really started the turn focusing on the women's business. That was step 1, getting that business back to being a healthy business.

We've seen some really exciting things happen there. We've built some franchises, Corey. So off of our traditional business, we've been able to build, for example, like the Best Dressed Guest business. Our dress business in total, I mean, it's just terrific.

We're setting records year after year. The consumer is coming to us for so much more than what they initially thought Abercrombie stood for. And that's a big, big testament to the brand and a win for the team. And they keep on including -- we keep launching more franchises.

YPB just had its first anniversary, which is our active brand that came out of feedback directly from our consumer, what they wanted from us. And now we have a men's business going. So third consecutive quarter of men's business, some exciting things in there, for example, our pants business, right?

We've diversified. It's not just a denim business, it's a non-denim business. The consumer for Abercrombie has many different wearing occasions. And now that many of them are back to the office, they're coming to Abercrombie to help them -- help service them for that need as well. So lots of exciting things and thrilled about the momentum that we're seeing.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Just to add on at the end. As you think about Abercrombie business, you mentioned the size was actually a little bigger than the Hollister business here in Q1. As we think about the future of Abercrombie, that gets us really excited, the addressable market now that we've aged up with this consumer, you think about post-collegiate up to 40s and beyond, that is a very large addressable market versus a teen space where we've operated in the past with that brand.

So really excited about the unlock there. Like Fran said, we have both genders working right now, huge market, and the fashion is working. Our team is out there leading fashion trends, and that's exciting. So our goal is to keep that momentum going. As we talked about earlier, we can continue to chase and that gives us a great ability to keep it up.

Corey Tarlowe - *Jefferies LLC, Research Division - Equity Analyst*

That's great. Very helpful. And then just to double click on that last comment, Scott, on your ability to chase and inventory positioning. I think you said that inventory is likely to be in line with last year by the end of the first quarter and also down in the second and third.

And as you think about inventory being in line, is that on a nominal basis. So therefore, you're actually likely to still be down on a unit basis, which I think also -- and you've proven your ability to run a little bit more efficiently on leaner inventory. So just curious if I'm correct in that, and any thoughts there?

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Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes, I'll just clean that up a little bit. So we were down 20% here in Q1. Our expectation is that we'll run down in Q2 and Q3. And by the time we get to the year-end, we'll be more in line with the end of 2022.

If you remember, last year, we are obviously front-loaded there in Q1, Q2 and Q3, and then we really worked that down through holiday. So -- we exited the year with inventory in a good place. So going forward, 3 quarters out, we're thinking we'll kind of be in line with the end of 2022, but we'll be able to run a much leaner business as we come through the year without having the front load like last year.

Corey Tarlowe - *Jefferies LLC, Research Division - Equity Analyst*

And that's on a nominal basis?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. Nominal basis. Yes, reported inventory.

Operator

And our next question comes from the line of Marni Shapiro with the Retail Tracker.

Marni Shapiro - *The Retail Tracker - Co-Founder*

Congratulations. The stores have looked fantastic. Fran, I wanted to dig in a little bit to what you just said in describing Abercrombie and being able to build upon certain pillars and launch things like Best Dressed Guests. Over time, I guess, what should that look like at Hollister?

Because it seems like this has been a really strategic and very successful path at Abercrombie. And other than denim, which is probably the core I'm assuming at Hollister, what would this look like at Hollister as you guys are looking to improve that brand as well?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

So we have -- it's a great point, Marni. So we work with playbooks here, and we're taking a lot of the learnings for our playbooks from Abercrombie and applying that currently to Hollister. Keeping in mind, we've done a lot of work here over the years to make sure that these 2 brands are very separate, and Hollister is focused on that teen consumer and Abercrombie is focused on that millennial consumer.

With that said, as you well know, there's a lot of trends that do overlap and you have to make sure that you interpret them for the appropriate customer. So what we've learned in Hollister over the past year is that he and she, they're evolving as well, and they're evolving from denim. Denim is important. It remains important.

There's some exciting things happening in denim, which is -- it's getting a little bit more cleaned up and the wider legs are still important and the high rises but -- sorry, I lost my change of thought there for a second. But -- so on a journey, but what we've learned and what we're seeing from the consumer is that the dresses are working, the non-denim bottoms are working.

So they too are pivoting and how they're dressing and the different occasions that they have. We've seen some green shoots in our assortments, and it's really giving us confidence as we head into back-to-school, which is when the team really feels like the assortments have evolved considerably from last year. So I'm looking forward to it.

Marni Shapiro - *The Retail Tracker - Co-Founder*

Yes. Obviously, it's much more promotional out there. Historically, back-to-school is a promotional time of year. Honestly, the whole back half of the year seems promotional at this point. Have you guys been able to really focus on balancing -- maintaining -- I don't want to say full price, but the perception of full price, but being able to promote to grab the customer for the back half of the year and keep the margin still improving?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes. I mean if you look at what we did for the first quarter, Marni, there's a couple of key points to it. So primarily managing our inventory, right? I mean that's a key component to making sure that we can manage our promotions. But there's just a lot more to it.

We came into this year with double-digit growth in our AUR for both brands from pre-pandemic. I mean that was a big win for us. We tried for a long time, right, to drive those AURs, and we've made a lot of nice progress.

And we set our goal this year on maintaining those as we went through 2023. And yet we beat them for Q1, and that was in both brands. So that's a testament to your point of managing these promotions as well as we did take some ticket prices in the back half of '22 and the consumer responded nicely to that. So we're confident and the outlook is to hold the AUR for the balance of the year, but excited about what we could deliver for the first quarter.

Operator

Our next question comes from Paul Lejuez with Citi.

Kelly Crago - *Citigroup Inc., Research Division - VP*

This is Kelly on for Paul. So the 2Q sales guidance, it looks like you're looking for an acceleration versus the first quarter, which is different than what we're hearing from a lot of other retailers and setting some consumer weakness out there.

So could you talk about what's driving that, maybe any color on the 2Q quarterly comp trends by banner and geography?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Kelly, yes, maybe a little different than we've heard from some, but not all. What we're seeing, Fran covered the brands well here in the last few minutes. Abercrombie, we assume that, that growth trend will continue as we go into second quarter. In Hollister, we're assuming it's going to make some sequential progress off of the Q2 or the Q1 trend of down 7%.

So sitting here today, 25 days into the quarter. We have the confidence that we need to put that outlook out there for growth of up 4% to 6%. As you mentioned, it's a little bit better than what we saw in Q1. And -- the big test here at the end of the quarter is always back-to-school, and we'll see how that plays out. But sitting here today, that's our outlook, and we have the confidence today.

Kelly Crago - *Citigroup Inc., Research Division - VP*

Great. And just wanted to dig in a little bit more on the gross margin. So the net freight and product costs tailwind was 400-and-change basis points in the first quarter. I was curious if you could talk about sort of the freight benefit versus product cost headwind in the second quarter and in the back half of the year?

REFINITIV

And just to confirm, that 250 basis point freight head -- or tailwind for the year, is that just the tailwind from freight? Or is that kind of what you're guiding total gross margin to for the year? I know there's some other moving parts there with FX and AUR. So if you could just provide a little bit more color to that, that would be great.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes, the 250 basis points is the full year gross margin benefit that we're talking about, and that is net. So we're going to have benefits from freight that will trickle throughout the year, had a nice, nice pick up here in Q1, which I'll get to in a second.

And then the cotton costs, as we talked about last quarter, a little heavier hit to us here in the first half, and then those will start to moderate, but will be a hurt for the year. So the net for the year will be at 250 basis points. As we think about the cadencing throughout the year, Q1 was that quarter where we had the huge air carryover last year in Q1 of '22.

So we now have that out of the base. So we saw a really nice pick up here in Q1, as you called out the 400-plus basis points. That will moderate as we go here into Q2, Q3 and Q4, and we will see that freight benefit continue each quarter, but we will see that cotton hurt to continue each quarter.

So -- like we said, up 50 basis points from our previous outlook of 200 basis points on the year, up to that 250 basis points. And just like where the trends are right now, we talked about the supply chain. Costs are coming down, lead times are improving, and that's good for all of us.

Operator

The next question comes from the line of Janet Kloppenburg with JJK Research Associates.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

Congratulations on a great quarter, and congratulations to Scott. Nice to see. I wanted to ask a couple of questions because -- it looks like the EMEA region got a little bit worse in the first versus the fourth.

And yet Hollister's overall revenues improved from minus 9% to minus 7%. So it makes me think that maybe North America comps at Hollister were once again in the positive territory. I'd love it if you could talk about that. And for the EMEA region, what guidance assumes as we move through the rest of the year. And Fran, you touched on this a little bit, but I am hearing that denim trends are starting to improve. And I'm wondering if that could help Hollister's business accelerate globally as we look to the back half.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Janet, I'll kick it off. First off, I was thinking about the international business, a little different. We have kind of spread this quarter versus normal where our total sales change of down 12% was very different than our comp of flat.

And if we break apart the regions, thinking about EMEA, we have a small wholesale business in EMEA. You've seen all the headlines on wholesale. We're not immune to that. So we've taken a little bit of a hit on our wholesale business in EMEA. But when you look at the comps in EMEA of the down 4%, we're calling that relatively stable. The story hasn't changed much for us in EMEA.

The U.K. remains our strongest country, Middle East is also strong. As I shift over to APAC, our comps were 22%, saw a nice reopening in China and Hong Kong and excited to see how that plays out for the rest of the year. So our punchline on international right now is stable.

We know we have work to do there, but we're optimistic as we go to the back half, seeing nice traffic into our stores and -- all the work that we're doing in Abercrombie that's starting to filter through the international regions as well as the assortment changes in Hollister. Those should be global helpers. Fran?

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

And Hollister North America, Hollister North America?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. Hollister North America continues to outperform the international business. Obviously, Q1 was the toughest comp that we'll have this year because kind of lapping the falloff in Q2 last year.

So as Fran mentioned, we're pleased with the Hollister performance in Q1, specifically in North America, met our expectations coming into the quarter. And we're all very excited to come up on the lapping of the business falloff in the next few weeks here. So lots to learn.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

Go ahead. And I'm sorry.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

No worries. So denim is an important part of our business, and that is true in both brands and both genders. It has been exciting though to see the consumer diversify somewhat out of denim.

And this non-denim bottom trend that we're seeing is really terrific. And that's also, interestingly, in all brands and all genders. And it goes beyond just the cargo. We have a terrific pant in the women's business that we've been able to make a real franchise out of.

I'm sure you've seen it all over TikTok, Sloane pant. And there are things happening in denim. I mean we're seeing denim get cleaned up. That's an important trend. When there's something new happening in denim, that's always a good sign. As also the wider legs continue to be important as well. So we're looking forward to back-to-school.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

And thinking about the denim trends, by brand, the trend really hasn't changed. It's a little weaker in Hollister and much better in Abercrombie. I mean as Fran just mentioned, the cleaner -- cleaned up denim, with Abercrombie, you can wear denim to work.

And so we're seeing those continued trends. But at this point, we're really looking at it, denim plus pants and the bottoms business has been good across brands.

Operator

And our next question comes from the line of Mauricio Serna with UBS.

Mauricio Serna Vega - *UBS Investment Bank, Research Division - Analyst*

Congratulations on the results as well. Maybe if you could talk a little bit more about the fashion trends on Abercrombie across the different consumer you target, meaning the ages that you target?

And then on the AUR, did you see AUR growth across both brands? Or how does that look? And lastly, on the operating expense, what are you thinking about the growth trajectory of year-over-year over the next few quarters, given you're doing store openings, but you're probably going to see also some moderation on inflation?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Sure. So let's start with the first part of your question, Mauricio. So as far as Abercrombie goes, I mean the exciting thing about the brand is it's really become a lifestyle brand.

And we're seeing lots of different trends happening, as I've mentioned, I mean I could just say dresses, dresses, dresses all day long. We have become a destination for the consumer looking for dresses, whether that's special occasions, whether it's where to work, whether that's going out, and it's really been a big win for us.

We've also diversified our bottoms. So denim is a very important category for us, but so are non-denim bottoms. Our pant business, our woven pant business, our cargo business, again, and that's in men's and in women's. So the trends that we're seeing is that this customer is evolving, that their lifestyle has changed quite a bit post pandemic, and they're back to the office, they're celebrating with their friends, they're going out.

And we're there and servicing them for all of those occasions. Regarding AUR, that's a really exciting story for us because as we came out of the pandemic, we talked a bit about the fact that our AUR grew double digits in both brands heading into 2023. And our goal was to maintain that. And in fact, we did beat that in both brands coming out of the first quarter. Third?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Third piece on the operating expense. So I'd say relatively consistent story with what we've seen in Q1, we'll continue to see the rest of the year.

On operating expense, we are making key investments. We talked about an ERP program that we put into place, multiyear. So we're seeing some higher expenses due to the digital and technology investments that we're making. On top of that, there is the inflation. I would say it's not yet abating in our P&L.

The inflation, I'll call it, up everything, labor through systems, tools, everything that we're buying, that's flowing through the P&L. We are able to offset that. We do have some efficiency plays year-over-year, specifically in our supply chain area.

But net-net, we're still calling for some moderate deleverage on the year due to really the investments that we're making and then that inflation.

Operator

And the next question comes from the line of Alex Straton with Morgan Stanley.

Alexandra Ann Straton - *Morgan Stanley, Research Division - Research Associate*

Great. Congrats on a super nice report. I really just have 2 to round it out here. It sounds like you're not seeing any pressure on going out or occasion categories despite what I think is a relatively hard comp. So any commentary on that would be helpful. And then second, on your ability to take

ticket, it sounds like across the business. Can you just give us some insight into how you assess where that's possible and then gauge consumer sensitivity on it?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Alex, so on the first part of your question, we are not seeing any change in the consumers' behavior currently. Again, we're taking share, and we are becoming a destination for all those different occasions for her and for him and particularly in our dress business, which just continues to set records quarter after quarter.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes, I'll grab the ticket side. Yes. When we talk about tickets, so late -- back half of last year, we took tickets up in Abercrombie, and it wasn't a take-every ticket up because costs were going up. It's really those places where we felt like we could get a little bit more ticket.

And those are the areas where, over the years, we had deep promotions. Once we pulled all those promotions off and still saw the selling, we were able to prudently take tickets up last year in certain places. We don't have any aspirations to continue to take tickets up as we go through the year.

There's always some changes here and there, but we are happy to see that flow through here in Q1, and it just speaks to the power of the Abercrombie & Fitch brand and the momentum that we've seen.

Operator

And at this time, I'd like to hand the conference back over to Fran Horowitz for closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

I just want to thank everyone for joining us today, and we look forward to continuing to update you at the end of August.

Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.
